Exhibit 10.61

April 30, 2003

Frederick J. Schreiber

45 Sioux Lane

San Ramon, CA  94583

Dear Fred:

On behalf of InterMune, Inc. (the “Company”), we are pleased to offer you the position of Senior Vice President of Human Resources, reporting to me.

The key terms of your employment will be as follows:

1.               You will receive a base salary of $16,666.67 per month, paid on a semi-monthly basis.  In addition, you will be eligible for an annual bonus based on the Company’s and your year-end performance as determined by your performance versus MBO’s which will be subsequently established between you and I upon your starting.  Historically, bonuses for a Senior Vice President level have been at least 20% of their base salary. It is understood that you will be eligible for a full year participation in said bonus plan for 2003.  Annual reviews for merit performance, bonus and stock typically occur  in the first quarter of the new fiscal year (i.e., January — March).

2.               As a full-time employee of the Company, you will be eligible for the Company’s standard benefits package including medical, dental, vision, the Employee Stock Purchase program, 401K Retirement Plan and our Flexible Spending Plan among other coverages.  Your position is exempt, and you will not be eligible for overtime.

3.               You will be granted an option to purchase 85,000 shares of the Company’s common stock.  Your right to exercise the shares of this option will be subject to a vesting schedule, such that 85,000 shares of your option will be fully vested at the end of four years completed employment.  Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff.  The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

4.               In the event of termination of your employment other than for cause with the Company during your first year of employment you will be entitled to receive continuation of salary and Company paid medical, dental and life insurance coverage for three months following your termination date.  Following the first year, I will endeavor to ensure any such “no fault” termination event is treated consistent with the then established policies or precedence for your level of responsibilities and performance for the Company.  In addition, in the event of a change in control of the Company’s ownership and a significant change in your responsibilities at the Company, 50% of the unvested shares subject to all of your outstanding options will fully vest effective with the change in control date.

5.               You will be eligible for three weeks vacation upon joining Intermune.

6.               It is understood that you will need to build a first class HR team to support our anticipated successful scale and I support that along with the needed budget and outsourced contractor support to ensure the success of the enterprise. All such changes will assume normal business case justification between you and I.

7.               Continued participation on selected HR leadership forums to support continued education and ensure our ability to stay current with “best of breed” HR practices in our industry will be encouraged consistent with business case justification and the work priorities of the enterprise.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement.  In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or processes of any previous employer.  Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause, consistent with the intent of #4 above.

This offer remains open through end of day May 1, 2003.  Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral.  Any additions or modifications of these terms must be in writing and signed by you and an officer of the Company.  Your anticipated start date is May 5.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you.  We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please accept this offer by signing and returning the enclosed duplicate original of this letter to me.

Very truly yours,

/s/ W. Scott Harkonen

W. Scott Harkonen, M.D.
President and CEO

UNDERSTOOD AND ACCEPTED:

/s/ Fred J. Schreiber	4/30/03
Fred J. Schreiber	Date